FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-01

From: [REDACTED]
Sent: Wednesday, October 30, 2013 03:51 PM Eastern Standard Time
To: [REDACTED]
Cc: [REDACTED]
Subject: GSMS 2013-GCJ16 -- New Issue Announcement (Public)(external)

GSMS 2013-GCJ16 -- New Issue Announcement (Public)(external)

$997.972mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co., Citigroup Global Markets Inc. and Jefferies LLC

Co-Managers: Drexel Hamilton, LLC and RBS Securities Inc.

Class	Moody's/DBRS/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld

A-1	Aaa(sf)/AAA(sf)/AAA(sf)	52.945	2.65	30.000%	46.1%	15.6%

A-2	Aaa(sf)/AAA(sf)/AAA(sf)	231.715	4.85	30.000%	46.1%	15.6%

A-3	Aaa(sf)/AAA(sf)/AAA(sf)	105.000	9.81	30.000%	46.1%	15.6%

A-4	Aaa(sf)/AAA(sf)/AAA(sf)	326.509	9.86	30.000%	46.1%	15.6%

A-AB	Aaa(sf)/AAA(sf)/AAA(sf)	77.672	7.44	30.000%	46.1%	15.6%

A-S	Aaa(sf)/AAA(sf)/AAA(sf)	92.142	9.92	21.875%	51.5%	14.0%

B	Aa3(sf)/AA(low)(sf)/AA-(sf)	72.296	9.97	15.500%	55.7%	12.9%

C	A3(sf)/A(low)(sf)/A-(sf)	39.693	9.97	12.000%	58.0%	12.4%

X-A	Aaa(sf)/AAA(sf)/AAA(sf)	885.983	N/A	N/A	N/A	N/A

X-B	A2(sf)/AAA(sf)/AAA(sf)	111.989	N/A	N/A	N/A	N/A

Collateral Summary

Initial Pool Balance:	$1,134.059mm

Number of Mortgage Loans:	78

Number of Mortgaged Properties:	134

Average Cut-off Date Mortgage Loan Balance:	$14.539mm

Weighted Average Mortgage Interest Rate:	5.3756%

Weighted Average Remaining Term to Maturity/ARD (months):	106

Weighted Average Remaining Amortization Term (months):	354

Weighted Average Cut-off Date LTV Ratio:	67.2%

Weighted Average Maturity Date/ARD LTV Ratio:	59.0%

Weighted Average Underwritten Debt Service Coverage Ratio:	1.51x

Weighted Average Debt Yield on Underwritten NOI:	10.9%

% of Mortgage Loans with Additional Debt:	20.1%

% of Mortgaged Properties with Single Tenants:	4.9%

Property Type:	37.9% Retail, 20.6% Multifamily, 14.5% Hospitality

10.1% Office, 7.2% Manufactured Housing, 3.4% Mixed Use

2.8% Industrial, 2.4% Self Storage, 1.1% Land

Top 5 States:	12.0% NV, 11.5% CA, 9.6% TX, 7.6% NY, 7.6% MI

Anticipated Timing

Global Investor Call:	Thur, Oct 31st

Anticipated Pricing:	Week of Nov 4th

Anticipated Closing:	Wed, Nov 20th

Investor Call Details

Date:	Thur, Oct 31st

Time:	11:00 AM ET

US Toll Free:	888-455-2296

Passcode:	5951620

Termsheet

<<GSMS 2013-GCJ16 Term Sheet_FINAL__EMAIL.pdf>>

Annex A

<<GSMS 2013-GCJ16 Annex A_RED_FINAL.xlsx>>

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

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